EXHIBIT 16








Securities and Exchange Commission
Washington, DC  20549

We were previously the independent accountants for Featherlite, Inc., and on February 8, 1999, we reported on the consolidated financial statements of Featherlite, Inc. and subsidiaries as of and for the two years ended December 31, 1998. On August 17, 1999, we were dismissed as independent accountants of Featherlite, Inc.

We have read Featherlite, Inc.'s statements included under Item 4 of its Form 8-K dated August 17, 1999, and we agree with such statements.


                                            /s/ McGladrey & Pullen, LLP